Exhibit T3B.7

LIMITED LIABILITY COMPANY AGREEMENT
OF SCOOP ACQUISITION COMPANY, LLC

This Limited Liability Company Agreement (this “Agreement”) of SCOOP Acquisition Company, LLC (the “Company”) is entered into by the person or entity named as Member in Annex A hereto, as the sole member of the Company (the “Member”), this 13th day of December, 2016.

1. Formation. Rachel Evans, as an “authorized person” within the meaning of the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101, et seq.), as amended from time to time (the “Delaware Act”), has executed, delivered and filed the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware on December 13, 2016. Upon the Member’s execution and delivery of this Agreement, Ms. Evans’s powers as an “authorized person” shall cease, and the Member shall thereupon become the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Delaware Act. Upon the filing of the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware, and the entering into of this Agreement by the Member, the Member hereby forms a limited liability company under the Delaware Act. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

2. Name. The name of the Company is SCOOP Acquisition Company, LLC. The business of the Company shall be conducted under such name or such other names that comply with applicable law as the Member may from time to time deem necessary or desirable.

3. Purpose and Powers. The purpose of the Company shall be to engage in any lawful business or activity for which limited liability companies may be formed under the Delaware Act. The Company shall possess and may exercise all of the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company.

4. Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of the registered agent of the Company for service of process on the Company at such address is Corporation Service Company.

5. Member. Simultaneously with its execution of this Agreement, the Member is hereby admitted as the sole member of the Company and agrees to be bound by the terms of this Agreement. The Member shall have the sole limited liability company interest (as defined in the Delaware Act) in the Company (the “Interest”) and the respective other rights, powers, duties and obligations provided in the Delaware Act, except, to the extent permitted by the Delaware Act, as otherwise provided herein.

6. Capital Contribution. The Member has made a contribution to the capital of the Company in the amount set forth opposite the Member’s name on Annex A hereto. The Member shall have the right, but not the obligation, to make additional capital contributions to the Company as the Member in its sole discretion may determine.

7. Allocations and Distributions. The net profits and net losses of the Company, and other items of income, gain, loss, deduction and credit, will be allocated 100 percent to the Member for capital account and federal income tax purposes, and the Company, as a separate entity, is to be disregarded for federal income tax purposes. Subject to Sections 18-607 and 18-804 of the Delaware Act, the Company shall make such distributions to the Member as the Member determines.

8. Management by Member.

(a) The management and control of the Company shall be vested entirely in the Member. The Member shall have all the rights and powers that are conferred by law or are otherwise necessary, advisable or convenient to the discharge of the Member’s duties and to the management of the business and affairs of the Company. No person or entity dealing with the Company shall have any obligation to inquire into the power or authority of the Member acting for such purposes on behalf of the Company.

(b) Without limiting the generality of Section 8(a) hereof, the Member may appoint such officers as it shall deem necessary or advisable who shall hold their offices for such terms, shall have authority (subject to such conditions as may be prescribed by the Member) to sign deeds, mortgages, bonds, contracts or other instruments on behalf of the Company and such authority as is customary for their respective offices (subject to any limitation prescribed by the Member) and shall exercise such other powers and perform such other duties as shall be determined from time to time by the Member. Unless otherwise determined by the Member, each such officer shall hold office until his or her successor is chosen and qualified. Any officer appointed by the Member may be removed at any time, with or without cause, upon notice by the Member. Any vacancy occurring in any office of the Company shall be filled by the Member in its sole discretion. Any number of offices may be held by the same person. The initial officers of the Company shall be the persons listed on Annex B.

9. Transfer or Pledge of Interest; Admission of Additional Members.

(a) The Member may assign its Interest in whole or in part at any time. Upon assignment of the Member’s entire Interest to a transferee, the transferee shall automatically be deemed admitted to the Company as a substituted member of the Company, the Member shall simultaneously be deemed to have resigned from the Company as a member of the Company, and the Company shall continue without dissolution (and all applicable references herein to the “Member” shall be read as references to the transferee as the substituted member of the Company); provided, in any event, that the transferee must agree in a document or instrument to be bound by the terms of this Agreement. One or more additional members of the Company may be admitted to the Company with the consent of the Member. Upon the admission to the Company of any additional member(s), the members of the Company shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s) and the initial capital contribution, if any, of such additional member(s) and the intention of the members to cause the Company to be classified as a partnership or corporation for federal income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the Company from a single member limited liability company to a limited liability company with two or more members.

(b) Any provision to the contrary contained in this Agreement notwithstanding, the Interest may be pledged to any lender or lenders as collateral for the indebtedness, liabilities and obligations of the Member and/or any of its subsidiaries to such lender or lenders, and any such pledged limited liability company interests shall be subject to such lender’s or lenders’ rights under any collateral documentation governing or pertaining to such pledge. The pledge of such limited liability company interests shall not, except as otherwise provided in such collateral documentation, cause the Member to cease to be a member of the Company or to have the power to exercise any rights or powers of a member of the Company and, except as provided in such collateral documentation, such lender or lenders shall not have any liability solely as a result of such pledge. Without limiting the foregoing, the right of such lender or lenders to enforce their rights and remedies under such collateral documentation hereby is acknowledged and any such action taken in accordance therewith shall be valid and effective for all purposes under this Agreement (regardless of any restrictions herein contained) and any assignment, sale or other disposition of the Interest by such lender or lenders pursuant to any such collateral documentation in connection with the exercise of any such lender’s or lenders’ rights and powers shall be valid and effective for all purposes, including, without limitation, under Section 18-702 of the Delaware Act and this Agreement, to transfer all right, title and interest of the Member hereunder to itself or themselves, any other lender or any other person (each an “Assignee”) in accordance with such collateral documentation and applicable law (including, without limitation, in accordance with such collateral documentation and applicable law, the rights to participate in the management of the business and the business affairs of the Company, to share profits and losses, to receive distributions and to receive allocation of income, gain, loss, deduction, credit or similar item) and such Assignee shall be a member of the Company with all rights and powers of a member of the Company. Such assignment shall not constitute an event of dissolution under Section 11 hereunder. Further, no lender or any such Assignee shall be liable for the obligations of any member assignor to make contributions. The Member approves all of the foregoing and agrees that no further approval shall be required for the exercise of any rights or remedies under such collateral documentation. For purposes of this Agreement, the Interest and any certificate representing the same shall be deemed a security governed by Article VIII of the Uniform Commercial Code.

10. Resignation of Members; Events of Bankruptcy. Except as provided in the mandatory provisions of the Delaware Act and pursuant to the second sentence of Section 9, no right is given to any member of the Company to resign from the Company. The Member shall not cease to be a member of the Company upon the happening of any of the events specified in Section 18-304 of the Delaware Act.

11. Dissolution and Term of the Company. The Company shall dissolve upon any act or event causing the dissolution of the Company under the Delaware Act, unless, if permitted by the Delaware Act, the Company is continued in accordance with the Delaware Act. Subject to an earlier dissolution as described in the preceding sentence, the Company shall have a perpetual existence.

12. Limitation of Liability and Indemnification of Member.

(a) Except as otherwise required by the Delaware Act, the Member shall not be liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a member of the Company.

(b) The Member shall not be liable to the Company or to any other member of the Company or other person or entity who may become a party to or bound by this Agreement for any breach of this Agreement or of any duties (including fiduciary duties) arising under or in connection with this Agreement or the Company other than for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(c) To the fullest extent permitted by applicable law, the Company shall (i) indemnify and hold harmless any person or entity and such person’s or entity’s executors, administrators, heirs, legal representatives, successors and assigns (each, a “Covered Person”) against all expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses incurred or suffered by such Covered Person by reason of the fact that such person or entity is or was a member, manager, officer, authorized person, employee or agent of the Company or is or was serving at the request of the Company as a member, manager, director, officer, authorized person, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign and (ii) advance expenses incurred by a Covered Person in defending or otherwise participating in any threatened, pending or completed action, suit or proceeding, whether civil criminal, administrative or investigative that such Covered Person was or is a party or was or is treated to be made a party by reason of the fact that such person or entity is or was a member, manager, officer, authorized person, employee or agent of the Company or is or was serving at the request of the Company as a member, manager, director, officer, authorized person, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign in advance of its final disposition to the fullest extent permitted by applicable law upon receipt of an undertaking by the Covered Person to repay such amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Covered Person is not entitled to be indemnified by the Company for such expenses under this Section 12 or otherwise.

13. Amendment. This Agreement may be amended by the Member; provided, however, that any amendment to this Agreement must be in writing and signed by the Member.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

15. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

16. Effectiveness of Agreement. Pursuant to Section 18-201(d) of the Delaware Act, this Agreement shall be effective as of the date first written above.

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IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of the date first written above.

MEMBER:

GULFPORT ENERGY CORPORATION

By:	/s/ Michael G. Moore
Name:	Michael G. Moore
Title:	Chief Executive Officer and President

[Signature Page to Limited Liability Company Agreement]

Annex A

Member	Capital Contribution
Gulfport Energy Corporation 14313 North May Avenue Suite 100 Oklahoma City, Oklahoma 73134	$100.00

A-1

Annex B

Officers

(as of December 13, 2016)

Michael G. Moore	Chief Executive Officer and President

Aaron M. Gaydosik	Chief Financial Officer, Vice President and Assistant Secretary

Keri Crowell	Chief Accounting Officer, Vice President and Secretary

Paul K. Heerwagen IV	Vice President and Assistant Secretary

Ty Peck	Managing Director of Midstream Operations

B-1